UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2012

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois	60093-2753
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 646-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Kraft Foods Inc.’s Board of Directors approved the spin-off of Kraft Foods Group, Inc., its North American grocery business. At spin-off, W. Anthony Vernon, Kraft Foods Inc.’s current Executive Vice President and President, Kraft Foods North America and Kraft Foods Group, Inc.’s current President, Kraft Foods North America, will resign from his position with Kraft Foods Inc. and become Chief Executive Officer of Kraft Foods Group, Inc. On August 27, 2012, in connection with the spin-off and in recognition of Mr. Vernon’s increased responsibilities, Kraft Foods Inc.’s Human Resources and Compensation Committee approved an increase to Mr. Vernon’s compensation. The terms of Mr. Vernon’s compensation are as follows: base salary of $1,000,000, effective as of the spin-off date; target annual incentive plan award of 150% of base salary, effective January 1, 2013; and target midpoint long-term incentive award of $5,500,000, effective January 1, 2013.

In addition, Kraft Foods Inc.’s Human Resources and Compensation Committee approved compensation changes for Sanjay Khosla, Kraft Foods Inc.’s Executive Vice President and President, Developing Markets and Kraft Foods Group, Inc.’s current Executive Vice President, to reflect his increasingly important role in leading the growth portfolio of Kraft Foods Inc. At spin-off, Mr. Khosla will resign from his position with Kraft Foods Group, Inc. The terms of Mr. Khosla’s compensation are as follows: base salary of $825,000, effective as of the spin-off date; target annual incentive plan award of 90% of base salary, effective as of the spin-off date; and target long-term incentive plan award of 170% of base salary, effective January 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

Date: August 31, 2012	By:	/s/ Carol J. Ward
Name: Carol J. Ward
Title: Vice President and Corporate Secretary